EXHIBIT 15

To the Board of Directors and Shareholders of Morgan Stanley:

We are aware that our reports dated May 4, 2022 and August 5, 2022, on our review of interim financial information of Morgan Stanley and subsidiaries (the “Firm”) appearing in the Firm’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, respectively, are incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 5, 2022